Contact: Yvonne Gill
November 12, 2009	570-724-0247
yvonneg@cnbankpa.com

CITIZENS & NORTHERN CORPORATION ANNOUNCES COMMENCEMENT OF $20 MILLION PUBLIC OFFERING OF COMMON STOCK AND DIVIDEND REDUCTION TO IMPROVE CAPITAL POSITION

FOR IMMEDIATE RELEASE:

Wellsboro, PA – Citizens & Northern Corporation (the “Company”) (NASDAQ: CZNC) announced today that it has commenced an underwritten public offering of approximately $20 million of its common stock.  The shares will be issued pursuant to a prospectus supplement filed as part of an existing shelf registration statement filed with the Securities and Exchange Commission (“SEC”) on Form S-3 (File No. 333-162279).

The Company expects to use the net proceeds of the offering for general corporate purposes which may include, without limitation, making investments at the holding company level, providing capital to support subsidiaries, including Citizens & Northern Bank, supporting asset and deposit growth, engaging in acquisitions or other business combinations, and reducing or refinancing existing debt. The Company does not have any specific plans for acquisitions or other business combinations at this time. Among other things, the Company may seek regulatory approval to repurchase the Series A Preferred Stock and warrant issued to the U.S. Department of the Treasury in January 2009 pursuant to the Company’s participation in the TARP Capital Purchase Program.  Any repurchase of the Series A Preferred Stock and warrant would require the prior approval of the Company’s banking regulators, and the Company has not determined if, or when, it will seek such regulatory approval.

Additionally, after considering the Company’s recently announced results of operations and capital needs, and in light of guidance issued by the Federal Reserve Board concerning payment of dividends, the Company’s Board of Directors approved, subject to regulatory approval, a reduction in the quarterly dividend by at least 50% on the Company’s common stock (from $0.24 to no more than $0.12 per share), commencing with the fourth quarter of 2009.  No determination has been made by the Board of Directors regarding whether or in what amount dividends will be paid in future quarters, and no assurance can be given that regulatory approval will be granted to pay the reduced dividend.

Sandler O’Neill + Partners, L.P. is acting as sole book-running manager and Boenning & Scattergood, Inc. is acting as co-manager for the offering.  Rhoads & Sinon LLP is acting as counsel to the Company, and Blank Rome LLP is acting as counsel to the underwriters.  The Company intends to grant the underwriters a 30-day option to purchase up to an additional 15% of the offered amount of common stock to cover over-allotments, if any.

Additional Information Regarding the Offering

Citizens & Northern has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Prospective investors should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents that the Company has filed with the SEC for more complete information about the Company and the offering.  Investors may obtain these documents without charge by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, copies of the preliminary prospectus supplement and the prospectus related to the offering may be obtained from Sandler O’Neill + Partners, L.P., 919 Third Avenue, 6th Floor, New York, NY 10022, (800) 635-6859, or from Eugene Bodo, Boenning & Scattergood, Inc., Four Tower Bridge, 200 Barr Harbor Drive, Suite 300, West Conshohocken, PA 19428, at (800) 883-1212 or (610) 862-5368.

This release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Citizens & Northern Corporation

With approximately $1.3 billion in assets, Citizens & Northern Corporation is the parent company of Citizens & Northern Bank and First State Bank.  Citizens & Northern Bank is a local, independent community bank providing complete financial, investment and insurance services through 24 full service offices located throughout Tioga, Bradford, Sullivan, Lycoming, Potter, Cameron and McKean counties in Pennsylvania.  First State Bank provides banking services through its offices in Canisteo and South Hornell, NY. The Company and Citizens & Northern Bank can be found on the worldwide web at www.cnbankpa.com. First State Bank can be found on the web at www.fsbcanisteo.com. The Company’s common stock is listed on the NASDAQ Capital Market under the symbol CZNC.

Safe Harbor Statement: Except for historical information contained herein, the matters discussed in this release are forward-looking statements.  Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the following: changes in monetary and fiscal policies of the Federal Reserve Board and the U.S. Government, particularly related to changes in interest rates; changes in general economic conditions; legislative or regulatory changes; downturn in demand for loan, deposit and other financial services in the Corporation’s market area; increased competition from other banks and non-bank providers of financial services; technological changes and increased technology-related costs; changes in management’s assessment of realization of securities and other assets; and changes in accounting principles, or the application of generally accepted accounting principles.  Citizens & Northern disclaims any intention or obligation to publicly update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.